Exhibit 10.10
Performance Unit
One-Year Vest
REYNOLDS AMERICAN INC.
LONG-TERM INCENTIVE PLAN

PERFORMANCE UNIT AGREEMENT

DATE OF GRANT: February 5, 2008
W I T N E S S E T H:
     1. Grant. Pursuant to the provisions of the Long-Term Incentive Plan (collectively, the “Plan”), Reynolds American Inc. (the “Company”) on the above date has granted to
«FirstName» «LastName» (the “Grantee”),
subject to the terms and conditions which follow and the terms and conditions of the Plan, a target of
«Number» Performance Units.
A copy of the Plan has been provided to the Grantee and made a part of this Agreement with the same effect as if set forth in the Agreement itself. All capitalized terms used in this Agreement shall have the meaning set forth in the Plan, unless otherwise indicated.
     2. Valuation of Performance Units. (a) Each Performance Unit shall have an initial value of $1,000 (the “Initial Grant Value”). The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) shall value each Performance Unit at the end of 2008 using the performance measures set forth in the grid attached as Exhibit A, but the Compensation Committee shall have the discretion to reduce the resulting valuation (the “Payment Value”). The Grantee agrees that the Performance Units granted hereunder are in lieu of an award under the Company’s Annual Incentive Award Plan for 2008.
     (b) Pursuant to Section 3(a) of the Plan and Section 11(a) hereof, the Compensation Committee shall, in determining whether actual results have met the Goals, exclude the effect, or otherwise make equitable adjustments in recognition, of such of the following as are set forth in Exhibit A on the Date of Grant: charges for restructuring or asset impairment, acquisitions, divestitures, discontinued operations, pension gains and/or losses, extraordinary items, unusual or non-recurring items and changes in applicable laws (including, without limitation, tax laws and changes in generally accepted accounting principles). To the extent that the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance measures unsuitable, the Compensation Committee may in its discretion modify such performance measures or the related minimum acceptable level or levels of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case when such action would result in the loss of the otherwise available exemption of the Performance Units under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the performance measures or the minimum acceptable level or levels of achievement with respect to the Performance Units granted hereunder.
     3. Vesting. (a) The Performance Units shall fully vest on December 31, 2008.
     (b) Notwithstanding anything in Section 3(a) to the contrary, in the event of (i) the Grantee’s death, (ii) the Grantee’s Permanent Disability (as defined in the Company’s Long Term Disability Plan), (iii) the Grantee’s Retirement (as defined below) or (iv) the Grantee’s involuntary Termination of Employment without Cause (as such terms are defined in Section 5 of this Agreement), the number of Performance Units which shall vest shall be equal to the product of (i) the original number of Performance Units granted to the Grantee under this Agreement and (ii) a fraction, the numerator of which shall be the number of whole or partial months between January 1, 2008, and the date of the Grantee’s Termination of Employment, and the denominator of which shall be 12. For purposes of this Agreement, the term “Retirement” shall mean the Grantee’s voluntary Termination of Employment (as such term is defined in Section 5 of this Agreement) on or after his or her 65th birthday, on or after his or her 55th birthday with 10 or more years of service, or on or after his or her 50th birthday with 20 or more years of service with the Company or a subsidiary of the Company.
     (c) Upon the Grantee’s voluntary Termination of Employment or Termination of Employment for Cause (as such terms are defined in Section 5 of this Agreement) prior to the end of December 31, 2008, all of the Grantee’s Performance Units shall be cancelled.
     (d) Notwithstanding anything to the contrary contained in this Section 3 or in any other Section of this Agreement, if the Grantee has a written employment or severance agreement with the Company or one of its subsidiaries, and such other agreement contains provisions relating to the vesting by the Grantee in the Performance Units or the right of the Grantee to receive the Payment Value (including, without limitation, vesting provisions upon the termination of employment of the Grantee), and such provisions are different than the comparable provisions of this Agreement, then the provisions of such other agreement shall govern and control.
     4. Payment. (a) Payment of Performance Units shall be made only in Cash.
     (b) Payment of Performance Units vesting on December 31, 2008, shall be made in the amount of the Payment Value as soon as practicable following the close of the Company books at the end of 2008, and in any event no later than March 15, 2009.
     (c) In the event of the Grantee’s death or Permanent Disability, the Payment Value of each vested Performance Unit shall be equal to the Initial Grant Value. Payment of such vested Performance Units shall be made as soon as practicable following the Grantee’s death or Permanent Disability, as the case may be.
     (d) In the event of the Grantee’s Retirement or involuntary Termination of Employment without Cause, the Payment Value of each vested Performance Unit shall be determined in accordance with Section 2 of this Agreement. Payment of such vested Performance Units shall be made as soon as practicable following the close of the Company books at the end of 2008, and in any event no later than March 15, 2009.
     (e) In the event of the death of a Grantee, any payment to which such Grantee is entitled under the Plan shall be made to the beneficiary designated by the Grantee to receive the proceeds of any noncontributory group life insurance coverage provided for the Grantee by the Company or a subsidiary of the Company (“Group Life Insurance Coverage”). If the Grantee has not designated such beneficiary, or desires to designate a different beneficiary, the Grantee may file with the Company a written designation of a beneficiary under the Plan, which designation may be changed or revoked only by the Grantee, in writing. If no designation of beneficiary has been made by a Grantee under the Group Life Insurance Coverage or filed with the Company under the Plan, distribution upon such Grantee’s death shall be made in accordance with the provisions of the Group Life Insurance Coverage. If a Grantee is no longer an employee of the Company at the time of death, no longer has any Group Life Insurance Coverage and has not filed a designation of beneficiary with the Company under the Plan, distribution upon such Grantee’s death shall be made to the Grantee’s estate.
     5. Termination of Employment. (a) For purposes of this Agreement, the term “Termination of Employment” shall mean termination from active employment with the Company or a subsidiary of the Company; it does not mean the termination of pay and benefits at the end of a period of salary continuation (or other form of severance pay or pay in lieu of salary).
     (b) For purposes of this Agreement, if the Grantee has an employment or severance agreement, employment shall be deemed to have been terminated for “Cause” only as such term is defined in the employment or severance agreement. For purposes of this Agreement, if the Grantee does not have an employment or severance agreement that defines the term “Cause,” the Grantee’s employment shall be deemed to have been terminated for “Cause” if the Termination of Employment results from the Grantee’s: (i) criminal conduct; (ii) deliberate and continual refusal to perform employment duties on substantially a full time basis; (iii) deliberate and continual refusal to act in accordance with any specific lawful instructions of an authorized officer or employee more senior than the Grantee or a majority of the Board of Directors of the Company; or (iv) deliberate misconduct which could be materially damaging to the Company or any of its business operations without a reasonable good faith belief by the Grantee that such conduct was in the best interests of the Company. A Termination of Employment shall not be deemed for Cause hereunder unless the chief human resources officer of the Company shall confirm that any such Termination of Employment is for Cause; provided, however, that the chief executive officer of the Company shall be required to confirm that a Termination of Employment of the chief human resources officer of the Company is for Cause. Any voluntary Termination of Employment by the Grantee in anticipation of an involuntary Termination of Employment for Cause shall be deemed to be a Termination of Employment for Cause.
     6. Transferability. Other than as specifically provided in this Agreement with regard to the death of the Grantee, this Agreement and any benefit provided or accruing hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or change; and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Grantee, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Grantee.

     7. No Right to Employment. Neither the execution and delivery of this Agreement nor the granting of the Performance Units evidenced by this Agreement shall constitute any agreement or understanding, express or implied, on the part of the Company or its subsidiaries to employ the Grantee for any specific period or in any specific capacity or shall prevent the Company or its subsidiaries from terminating the Grantee’s employment at any time with or without Cause.
     8. Application of Laws. The granting of Performance Units under this Agreement shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.
     9. Notices. Any notices required to be given hereunder to the Company shall be addressed to The Secretary, Reynolds American Inc., Post Office Box 2990, Winston-Salem, NC 27102-2990, and any notice required to be given hereunder to the Grantee shall be sent to the Grantee’s address as shown on the records of the Company.
     10. Taxes. Any taxes required by federal, state or local laws to be withheld by the Company in respect of the grant of Performance Units or payment of the Payment Value hereunder shall be paid to the Company by the Grantee by the time such taxes are required to be paid or deposited by the Company. The Grantee hereby authorizes the necessary withholding by the Company to satisfy such tax withholding obligations prior to delivery of the Payment Value.
     11. Administration and Interpretation. (a) In consideration of the grant of Performance Units hereunder, the Grantee specifically agrees that the Compensation Committee shall have the exclusive power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan and Agreement as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretation and determinations made by the Compensation Committee shall be final, conclusive, and binding upon the Grantee, the Company and all other interested persons. No member of the Compensation Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Agreement. The Compensation Committee may delegate its interpretive authority to an officer or officers of the Company.
     (b) This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed and interpreted in accordance with such intent.
     12. Amendment. This Agreement is subject to the Plan, of which a copy has been provided to the Grantee. The Board of Directors may amend the Plan and the Compensation Committee may amend this Agreement at any time and in any way, except that, other than for adjustments under Section 11(b) hereof and as otherwise provided by the Plan, any amendment of the Plan or this Agreement that would impair the Grantee’s rights under this Agreement may not be made without the Grantee’s written consent.

     13. GOVERNING LAW. THE LAWS OF THE STATE OF NORTH CAROLINA SHALL GOVERN THE INTERPRETATION, VALIDITY AND PERFORMANCE OF THE TERMS OF THIS AGREEMENT, REGARDLESS OF THE LAW THAT MIGHT BE APPLIED UNDER PRINCIPLES OF CONFLICTS OF LAWS.
     IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Grantee have executed this Agreement as of the Date of Grant first above written.

REYNOLDS AMERICAN INC.

	By:	/s/ Lisa J. Caldwell

Authorized Signature

Grantee Signature

Grantee’s Taxpayer Identification Number:

Grantee’s Home Address: